Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of STRATTEC SECURITY CORPORATION (the "Company") on Form S-8, relating to the Amended and Restated STRATTEC SECURITY CORPORATION Stock Incentive Plan, of our reports dated August 22, 2006, on the consolidated financial statements of the Company, management's assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting as of July 2, 2006, which appear in the annual report on Form 10-K for the year ended July 2, 2006.

/s/ Grant Thornton LLP

GRANT THORNTON LLP
Milwaukee, Wisconsin
February 12, 2007